EXHIBIT 99.1

THE HANOVER INSURANCE GROUP, INC. INCREASES

ANNUAL DIVIDEND BY $0.10 PER SHARE, TO $0.40 PER SHARE

WORCESTER, Mass., (October 17, 2007) - The Board of Directors of The Hanover Insurance Group, Inc. (NYSE: THG) declared an annual dividend of 40 cents ($.40) per share on the issued and outstanding common stock of the company, payable December 12, 2007, to shareholders of record at the close of business November 28, 2007. This represents a 10 cent increase from the dividend paid out last year.

About The Hanover

The Hanover Insurance Group, Inc. (NYSE: THG), based in Worcester, Mass., is the holding company for a group of insurers that includes The Hanover Insurance Company, also based in Worcester; Citizens Insurance Company of America, headquartered in Howell, Mich., and their affiliates. The Hanover offers a wide range of property and casualty products and services to individuals, families and businesses through an extensive network of independent agents, and has been meeting its obligations to its agent partners and their customers for more than 150 years. Taken as a group, The Hanover ranks among the top 40 property and casualty insurers in the United States. For more information, please visit www.hanover.com.

CONTACTS:	Investors:	Media:
Sujata Mutalik	Michael F. Buckley
(508) 855-3457	(508) 855-3099
smutalik@hanover.com	mibuckley@hanover.com